UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 24, 2017 (April 24, 2017)

CRANE CO.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 363-7300
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.
On April 24, 2017, Crane Co. (the “Company”) announced its results of operations for the quarter ended March 31, 2017. The related press release and quarterly financial data supplement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SECTION 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers
On April 24, 2017, at the regular meeting of Crane Co.’s Board of Directors (the “Board”) following the Annual Meeting of Stockholders, the Board elected Charles G. McClure, Jr., 63, to serve as a Director, effective immediately, for a term ending on the date of the Annual Meeting of Stockholders in 2018.

Mr. McClure is Managing Partner of Michigan Capital Advisors, a private equity firm he co-founded in 2014, which invests in Tier 2 and 3 global automotive and transportation suppliers. Prior to founding Michigan Capital Advisors, Mr. McClure served from 2004 to 2013 as Chairman of the Board, CEO and President of Meritor, Inc., a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. Mr. McClure currently sits on the boards of directors of DTE Energy, 3D Systems and Penske Corporation.

Mr. McClure brings to the Board more than 35 years of experience in corporate strategy, manufacturing, sales, operational and intellectual capital expertise in various industries, including transportation. He also brings proven leadership skills with over 20 years of experience as CEO, president and director of major domestic and international corporations, as well as a member of the boards of industry organizations.

In connection with his election to the Board, Mr. McClure was granted 1,540 Deferred Stock Units pursuant to the 2013 Stock Incentive Plan. A description of compensation payable to our Directors can be found in Crane Co.’s most recent proxy statement filed with the U.S. Securities and Exchange Commission on March 17, 2017.

A copy of the Company’s press release dated April 24, 2017 regarding the election of Mr. McClure is included as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendments to the Certificate of Incorporation

On April 24, 2017, at the Annual Meeting, the stockholders of the Company adopted amendments to the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to provide, among other things, for the declassification of the Board. These amendments to the Certificate of Incorporation had previously been approved by the Board, subject to stockholder approval. On April 24, 2017, the Company filed with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation to reflect, among other things, the above amendments, which became effective upon filing.

The amendments to the Certificate of Incorporation relating to the declassification of the Board are described in the Company’s Definitive Proxy Statement in connection with the Annual Meeting under “Item 1: Amendments to the Certificate of Incorporation to Declassify the Board of Directors”. The Amended and Restated Certificate of Incorporation also, among other things, eliminates the certificate of designations for the Company’s Series A Junior Participating Preferred Stock, no shares of which were issued or are outstanding; deletes certain provisions that are no longer applicable relating to a reclassification of outstanding shares that was implemented in 1987; and consolidates and integrates all prior amendments to the Company’s Certificate of Incorporation.

The above description of the amendments is qualified in its entirety by reference to the description contained in the Definitive Proxy Statement and the text of the Amended and Restated Certificate of Incorporation, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Amendments to the By-laws

The Board previously adopted conforming amendments to Sections 2, 3 and 4 of Article III of the Company’s By-laws relating to the declassification of the Board, which amendments became effective upon the effectiveness of the Amended and Restated Certificate of Incorporation upon filing with the Secretary of State of the State of Delaware on April 24, 2017. The Board also approved other amendments to the Company’s By-laws, among other things, to provide additional clarification and consistency. The Company’s By-laws, as amended, and a copy of the By-laws marked to show changes from the prior By-laws, are included as Exhibits 3.2.1 and 3.2.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

SECTION 5 – Corporate Governance and Management

Item 5.07	Submission of Matters to a Vote of Security Holders

a)	The Annual Meeting of Shareholders was held on April 24, 2017.

b)

1. The stockholders approved the proposed amendments to the Certificate of Incorporation to provide for the declassification of the Board of Directors.

Votes for	49,674,890
Votes against	224,618
Abstained	99,815
Broker non-votes	4,833,610

Approval of this proposal required the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of common stock entitled to vote at the meeting. Abstentions and broker non-votes had the same effect as a vote against the proposal.

2. The following three Directors were elected to serve until the 2018 Annual Meeting of Stockholders.

MR. E. THAYER BIGELOW
Votes for	48,174,148
Votes against	1,747,104
Abstained	78,071
Broker non-votes	4,833,610

MR. PHILIP R. LOCHNER, JR.
Votes for	48,154,595
Votes against	1,766,836
Abstained	77,892
Broker non-votes	4,833,610

MR. MAX H. MITCHELL
Votes for	49,431,029
Votes against	523,067
Abstained	45,227
Broker non-votes	4,833,610

A nominee for the Board of Directors in an uncontested election is elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are not treated as votes cast and therefore had no effect on the election of Directors.

3. The stockholders approved the selection of Deloitte & Touche LLP as independent auditors for the Company for 2017.

Votes for	53,169,354
Votes against	1,604,429
Abstained	59,149
Broker non-votes	—
Approval of this proposal required the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are not treated as votes cast and therefore had no effect on this proposal.

4. The stockholders approved, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement.

Votes for	48,285,253
Votes against	1,561,152
Abstained	152,918
Broker non-votes	4,833,610
Approval of this proposal required the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are not treated as votes cast and therefore had no effect on this proposal.

5. The stockholders approved, on an advisory basis, holding the advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes on executive compensation.

One Year	44,415,564
Two Years	579,079
Three Years	4,820,312
Abstain	184,367
Broker non-votes	4,833,610
The alternative which received the largest number of votes, even if not a majority, is considered to be the recommendation of the stockholders. Abstentions and broker non-votes are not treated as votes cast and therefore had no effect on this proposal.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events
Asbestos Liability
Information Regarding Claims and Costs in the Tort System

As of March 31, 2017, the Company was a defendant in cases filed in numerous state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

	Three Months Ended		Year Ended
	March 31,		December 31,
	2017	2016	2016
Beginning claims	36,052	41,090	41,090
New claims	818	980	2,826
Settlements	(301)	(394)	(924)
Dismissals	(1,009)	(1,027)	(6,940)
Ending claims	35,560	40,649	36,052

Of the 35,560 pending claims as of March 31, 2017, approximately 18,300 claims were pending in New York, approximately 800 claims were pending in Texas, approximately 4,700 claims were pending in Mississippi, and approximately 200 claims were pending in Ohio, all jurisdictions in which legislation or judicial orders restrict the types of claims that can proceed to trial on the merits.
The Company has tried several cases resulting in defense verdicts by the jury or directed verdicts for the defense by the court. The Company further has pursued appeals of certain adverse jury verdicts that have resulted in reversals in favor of the defense.
On March 23, 2010, a Philadelphia, Pennsylvania, state court jury found the Company responsible for a 1/11th share of a $14.5 million verdict in the James Nelson claim. On February 23, 2011, the court entered judgment on the verdict in the amount of $4.0 million, jointly, against the Company and two other defendants, with additional interest in the amount of $0.01 million being assessed against the Company, only. All defendants, including the Company, and the plaintiffs took timely appeals of certain aspects of those judgments. On September 5, 2013, a panel of the Pennsylvania Superior Court, in a 2-1 decision, vacated the Nelson verdict against all defendants, reversing and remanding for a new trial. Plaintiffs requested a rehearing in the Superior Court and by order dated November 18, 2013, the Superior Court vacated the panel opinion, and granted en banc reargument. On December 23, 2014, the Superior Court issued a second opinion reversing the jury verdict. Plaintiffs sought leave to appeal to the Pennsylvania Supreme Court, which defendants have opposed. By order dated May 20, 2015, the Supreme Court of Pennsylvania is holding, but not acting on, the plaintiffs’ petition pending the outcome of another appeal in which the Company is not a party, which appeal has since been resolved. The Court has taken no further action on Nelson since that time.
On August 17, 2011, a New York City state court jury found the Company responsible for a 99% share of a $32 million verdict on the Ronald Dummitt claim. The Company filed post-trial motions seeking to overturn the verdict, to grant a new trial, or to reduce the damages, which the Company argued were excessive under New York appellate case law governing awards for non-economic losses. The Court held oral argument on these motions on October 18, 2011 and issued a written decision on August 21, 2012 confirming the jury’s liability findings but reducing the award of damages to $8 million. At plaintiffs’ request, the Court entered a judgment in the amount of $4.9 million against the Company, taking into account settlement offsets and accrued interest under New York law. The Company appealed, and the judgment was affirmed in a 3-2 decision and order dated July 3, 2014. The Company appealed to the New York Court of Appeals. The court heard oral arguments on May 3, 2016 and affirmed the judgment in a decision dated June 28, 2016. The judgment, with interest, in the amount of $6.6 million was paid in the third quarter 2016.
On October 23, 2012, the Company received an adverse verdict in the Gerald Suttner claim in Buffalo, New York. The jury found that the Company was responsible for four percent (4%) of plaintiffs’ damages of $3 million. The Company filed post-trial motions requesting judgment in the Company’s favor notwithstanding the jury’s verdict, which were denied. The court entered a judgment of $0.1 million against the Company. The Company appealed, and the judgment was affirmed by order dated March 21, 2014. The Company sought reargument of this decision, which was denied. The Company sought review before the New York Court of Appeals, which was accepted in the fourth quarter of 2014. The court heard oral arguments on

May 3, 2016 and affirmed the judgment in a decision dated June 28, 2016. The judgment, with interest, in the amount of $0.2 million was paid in the third quarter 2016.
On November 28, 2012, the Company received an adverse verdict in the James Hellam claim in Oakland, CA. The jury found that the Company was responsible for seven percent (7%) of plaintiffs’ non-economic damages of $4.5 million, plus a portion of their economic damages of $0.9 million. Based on California court rules regarding allocation of damages, judgment was entered against the Company in the amount of $1.282 million. The Company filed post-trial motions requesting judgment in the Company’s favor notwithstanding the jury’s verdict and also requesting that settlement offsets be applied to reduce the judgment in accordance with California law. On January 31, 2013, the court entered an order disposing partially of that motion. On March 1, 2013, the Company filed an appeal regarding the portions of the motion that were denied. The court entered judgment against the Company in the amount of $1.1 million. The Company appealed. By opinion dated April 16, 2014, the Court of Appeal affirmed the finding of liability against the Company, and the California Supreme Court denied review of this ruling. The Court of Appeal reserved the arguments relating to recoverable damages to a subsequent appeal that remains pending. On August 21, 2015, the Court of Appeal reversed the trial court with respect to a $20,000 damages item, but affirmed the trial court in all other respects. The Company sought review of that ruling before the Supreme Court of California, which was denied. The Company settled the matter in December 2015.  The settlement is reflected in the fourth quarter 2015 indemnity amount.
On February 25, 2013, a Philadelphia, Pennsylvania, state court jury found the Company responsible for a 1/10th share of a $2.5 million verdict in the Thomas Amato claim and a 1/5th share of a $2.3 million verdict in the Frank Vinciguerra claim, which were consolidated for trial. The Company filed post-trial motions requesting judgments in the Company’s favor notwithstanding the jury’s verdicts or new trials, and also requesting that settlement offsets be applied to reduce the judgment in accordance with Pennsylvania law. These motions were denied. The Company appealed, and on April 17, 2015, a panel of the Superior Court of Pennsylvania affirmed the trial court’s ruling. The Supreme Court of Pennsylvania accepted the Company’s petition for review and heard oral arguments on September 13, 2016. On November 22, 2016, the Court dismissed the Company’s appeal as improvidently granted. The Company paid the Vinciguerra verdict in the amount of $0.6 million during the fourth quarter. The payment is reflected in the fourth quarter 2016 indemnity amount. The Amato payment has not yet become due.
On March 1, 2013, a New York City state court jury entered a $35 million verdict against the Company in the Ivo Peraica claim. The Company filed post-trial motions seeking to overturn the verdict, to grant a new trial, or to reduce the damages, which the Company argues were excessive under New York appellate case law governing awards for non-economic losses and further were subject to settlement offsets. After the trial court remitted the verdict to $18 million, but otherwise denied the Company’s post-trial motion, judgment was entered against the Company in the amount of $10.6 million (including interest). The Company appealed. The Company took a separate appeal of the trial court’s denial of its summary judgment motion. The Court consolidated the appeals, which were heard in the fourth quarter of 2014. In July 2016 the Company supplemented its briefing based on the New York Court of Appeals Dummitt/Suttner decision. On October 6, 2016, a panel of the Appellate Division, First Department, affirmed the rulings of the trial court on liability issues but further reduced the damages award to $4.25 million, which after settlement offsets is calculated to be $1.94 million. Plaintiff has the option of accepting the reduced amount or having a new trial on damages. The Company filed a motion with the Appellate Division requesting a rehearing on liability issues. The motion was denied. The Company is seeking review before the New York Court of Appeals. The Company has paid the Peraica plaintiffs $5.7 million, which is the amount that plaintiffs claim to be owed under this judgment, pursuant to stipulations that enable the Company to continue to pursue its ongoing appeal in this case.
On July 31, 2013, a Buffalo, New York state court jury entered a $3.1 million verdict against the Company in the Lee Holdsworth claim. The Company filed post-trial motions seeking to overturn the verdict, to grant a new trial, or to reduce the damages, which the Company argues were excessive under New York appellate case law governing awards for non-economic losses and further were subject to settlement offsets. Post-trial motions were denied, and the court entered judgment in the amount of $1.7 million. On June 12, 2015, the Appellate Division, Fourth Department, affirmed the trial court’s ruling denying the Company’s motion for summary judgment. The court denied reargument of that ruling. The Company pursued a further appeal of the trial court rulings and judgment, which was argued on May 16, 2016. On July 8, 2016, the Court vacated the judgment and granted the Company a new trial on the issue of whether the Company is subject to joint-and-several liability under New York law. Plaintiff filed a motion to enter judgment in the trial court in the amount allegedly unaffected by the appellate ruling, approximately $1.0 million, and the Company opposed the motion. The Company settled the matter. The settlement is reflected in the fourth quarter 2016 indemnity amount.
On September 11, 2013, a Columbia, South Carolina state court jury in the Lloyd Garvin claim entered an $11 million verdict for compensatory damages against the Company and two other defendants jointly, and also awarded exemplary damages against the Company in the amount of $11 million. The jury also awarded exemplary damages against both other defendants. The Company filed post-trial motions seeking to overturn the verdict, which were denied, except that the Court remitted the compensatory damages award to $2.5 million and exemplary damages award to $3.5 million. Considering settlement offsets, the Court further reduced the total damages award to $3.5 million. The Company settled the matter. The settlement is reflected in the first quarter 2015 indemnity amount.
On September 17, 2013, a Fort Lauderdale, Florida state court jury in the Richard DeLisle claim found the Company responsible for 16 percent of an $8 million verdict. The trial court denied all parties’ post-trial motions, and entered judgment against the Company in the amount of $1.3 million. The Company has appealed. Oral argument on the appeal took place on February 16, 2016. On September 14, 2016 a panel of the Florida Court of Appeals reversed and entered judgment in favor of the Company. Plaintiff filed with the Court of Appeals a motion for rehearing and/or certification of an appeal to the Florida Supreme Court, which the Court denied on November 9, 2016. Plaintiffs have subsequently requested review by the Supreme Court of Florida. That motion remains pending.
On June 16, 2014, a New York City state court jury entered a $15 million verdict against the Company in the Ivan Sweberg claim and a $10 million verdict against the Company in the Selwyn Hackshaw claim. The two claims were consolidated for trial. The Company filed post-trial motions seeking to overturn the verdicts, to grant new trials, or to reduce the damages, which were denied, except that the Court reduced the Sweberg award to $10 million, and reduced the Hackshaw award to $6 million. Judgments have been entered in the amount of $5.3 million in Sweberg and $3.1 million in Hackshaw. The Company appealed. Oral argument on Sweberg took place on February 16, 2016, and oral argument on Hackshaw took place on March 9, 2016. On October 6, 2016, two panels of the Appellate Division, First Department, affirmed the rulings of the trial court on liability issues but further reduced the Sweberg damages award to $9.5 million and further reduced the Hackshaw damages award to $3 million, which after settlement offsets are calculated to be $4.73 million in Sweberg and $0 in Hackshaw. Plaintiffs were given the option of accepting the reduced awards or having new trials on damages. Plaintiffs have subsequently brought an appeal in Hackshaw before the New York Court of Appeals, and the parties will submit their position on the merits in the second quarter 2017. The Company filed a motion with the Appellate Division requesting a rehearing on liability issues in Sweberg. That motion was denied. The Company is seeking review before the New York Court of Appeals. The Company has paid the Sweberg plaintiffs $2.7 million, which is the amount that plaintiffs claim to be owed under this judgment, pursuant to stipulations that enable the Company to continue to pursue its ongoing appeal in this case.
On July 2, 2015, a St. Louis, Missouri state court jury in the James Poage claim entered a $1.5 million verdict for compensatory damages against the Company. The jury also awarded exemplary damages against the Company in the amount of $10 million. The Company filed a motion seeking to reduce the verdict to account for the verdict set-offs. That motion was denied, and judgment was entered against the Company in the amount of $10.8 million. The Company is pursuing an appeal. Oral argument was held on December 13, 2016.
On February 9, 2016, a Philadelphia, Pennsylvania, federal court jury found the Company responsible for a 30 percent share of a $1.085 million verdict in the Valent Rabovsky claim. The court ordered briefing on the amount of the judgment. The Company argued, among other things, that settlement offsets reduce the award to plaintiff under Pennsylvania law. A further hearing was held April 26, 2016, after which the court denied the Company’s request and entered judgment in the amount of $0.4 million. The Company filed post-trial motions, which were denied in two decisions issued on August 26, 2016 and September 28, 2016. The Company is pursuing an appeal to the Third Circuit Court of Appeals, which will likely be argued in the second quarter 2017.
On April 22, 2016, a Phoenix, Arizona federal court jury found the Company responsible for a 20 percent share of a $9 million verdict in the George Coulbourn claim, and further awarded exemplary damages against the Company in the amount of $5 million.  The jury also awarded compensatory and exemplary damages against the other defendant present at trial.  The court entered judgment against the Company in the amount of $6.8 million. The Company filed post-trial motions, which were denied on September 20, 2016. The Company is pursuing an appeal to the Ninth Circuit Court of Appeals. Briefing will proceed before the Court later this year.
Such judgment amounts are not included in the Company’s incurred costs until all available appeals are exhausted and the final payment amount is determined.
The gross settlement and defense costs incurred (before insurance recoveries and tax effects) for the Company for the three-month periods ended March 31, 2017 and 2016 totaled $28.0 million and $21.3 million, respectively. In contrast to the recognition of settlement and defense costs, which reflect the current level of activity in the tort system, cash payments and receipts generally lag the tort system activity by several months or more, and may show some fluctuation from quarter to quarter. Cash payments of settlement amounts are not made until all releases and other required documentation are received by the Company, and reimbursements of both settlement amounts and defense costs by insurers may be uneven due to insurer payment practices, transitions from one insurance layer to the next excess layer and the payment terms of certain reimbursement agreements. The Company’s total pre-tax payments for settlement and defense costs, net of funds received from insurers, for the three-month periods ended March 31, 2017 and 2016 totaled $14.7 million and $10.8 million, respectively. Detailed below are the comparable amounts for the periods indicated.

	Three Months Ended		Year Ended
(in millions)	March 31,		December 31,
	2017	2016	2016
Settlement / indemnity costs incurred (1)	$18.5	$11.3	$30.5
Defense costs incurred (1)	9.4	10.0	43.0
Total costs incurred	$28.0	$21.3	$73.5

Settlement / indemnity payments	$14.1	$5.1	$32.4
Defense payments	7.9	8.6	43.7
Insurance receipts	(7.3)	(2.9)	(20.1)
Pre-tax cash payments	$14.7	$10.8	$56.0

(1)	Before insurance recoveries and tax effects.
The amounts shown for settlement and defense costs incurred, and cash payments, are not necessarily indicative of future period amounts, which may be higher or lower than those reported.
Cumulatively through March 31, 2017, the Company has resolved (by settlement or dismissal) approximately 125,000 claims. The related settlement cost incurred by the Company and its insurance carriers is approximately $501 million, for an average settlement cost per resolved claim of approximately $4,000. The average settlement cost per claim resolved during the years ended December 31, 2016, 2015 and 2014 was $3,900, $3,100 and $3,800, respectively. Because claims are sometimes dismissed in large groups, the average cost per resolved claim, as well as the number of open claims, can fluctuate significantly from period to period. In addition to large group dismissals, the nature of the disease and corresponding settlement amounts for each claim resolved will also drive changes from period to period in the average settlement cost per claim. Accordingly, the average cost per resolved claim is not considered in the Company’s periodic review of its estimated asbestos liability. For a discussion regarding the four most significant factors affecting the liability estimate, see “Effects on the Condensed Consolidated Financial Statements”.
Effects on the Condensed Consolidated Financial Statements
The Company has retained the firm of Hamilton, Rabinovitz & Associates, Inc. (“HR&A”), a nationally recognized expert in the field, to assist management in estimating the Company’s asbestos liability in the tort system. HR&A reviews information provided by the Company concerning claims filed, settled and dismissed, amounts paid in settlements and relevant claim information such as the nature of the asbestos-related disease asserted by the claimant, the jurisdiction where filed and the time lag from filing to disposition of the claim. The methodology used by HR&A to project future asbestos costs is based on the Company’s recent historical experience for claims filed, settled and dismissed during a base reference period. The Company’s experience is then compared to estimates of the number of individuals likely to develop asbestos-related diseases determined based on widely used previously conducted epidemiological studies augmented with current data inputs. Those studies were undertaken in connection with national analyses of the population of workers believed to have been exposed to asbestos. Using that information, HR&A estimates the number of future claims that would be filed against the Company and estimates the aggregate settlement or indemnity costs that would be incurred to resolve both pending and future claims based upon the average settlement costs by disease during the reference period. This methodology has been accepted by numerous courts. After discussions with the Company, HR&A augments its liability estimate for the costs of defending asbestos claims in the tort system using a forecast from the Company which is based upon discussions with its defense counsel. Based on this information, HR&A compiles an estimate of the Company’s asbestos liability for pending and future claims using a range of reference periods based on claim experience and covering claims expected to be filed through the indicated forecast period. The most significant factors affecting the liability estimate are (1) the number of new mesothelioma claims filed against the Company, (2) the average settlement costs for mesothelioma claims, (3) the percentage of mesothelioma claims dismissed against the Company and (4) the aggregate defense costs incurred by the Company. These factors are interdependent, and no one factor predominates in determining the liability estimate.
In the Company’s view, the forecast period used to provide the best estimate for asbestos claims and related liabilities and costs is a judgment based upon a number of trend factors, including the number and type of claims being filed each year; the jurisdictions where such claims are filed, and the effect of any legislation or judicial orders in such jurisdictions restricting the types of claims that can proceed to trial on the merits; and the likelihood of any comprehensive asbestos legislation at the federal level. In addition, the dynamics of asbestos litigation in the tort system have been significantly affected by the substantial number of companies that have filed for bankruptcy protection, thereby staying any asbestos claims against them until the conclusion of such proceedings, and the establishment of a number of post-bankruptcy trusts for asbestos claimants, which have been estimated to provide $36 billion for payments to current and future claimants. These trend factors have both positive and negative effects on the dynamics of asbestos litigation in the tort system and the related best estimate of the Company’s asbestos liability, and these effects do not move in a linear fashion but rather change over multi-year periods. Accordingly, the Company’s management continues to monitor these trend factors over time and periodically assesses whether an alternative forecast period is appropriate.
Each quarter, HR&A compiles an update based upon the Company’s experience in claims filed, settled and dismissed as well as average settlement costs by disease category (mesothelioma, lung cancer, other cancer, and non-malignant conditions including asbestosis). In addition to this claims experience, the Company also considers additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. As part of this process, the Company also takes into account trends in the tort system such as those enumerated above. Management considers all these factors in conjunction with the liability estimate of HR&A and determines whether a change in the estimate is warranted.
Liability Estimate. With the assistance of HR&A, effective as of December 31, 2016, the Company extended its estimate of the asbestos liability, including the costs of settlement or indemnity payments and defense costs relating to currently pending claims and future claims projected to be filed against the Company through the generally accepted end point of such claims in 2059. The Company’s previous estimate was for asbestos claims filed or projected to be filed through 2021. The Company’s estimate of the asbestos liability for pending and future claims through 2059 is based on the projected future asbestos costs resulting from the Company’s experience using a range of reference periods for claims filed, settled and dismissed. Based on this estimate, the Company recorded an additional liability of $227 million as of December 31, 2016. This action was based on several factors which contribute to the Company’s ability to reasonably estimate this liability through 2059. First, the number of mesothelioma claims (which although constituting approximately 10% of the Company’s total pending asbestos claims, have consistently accounted for approximately 90% of the Company’s aggregate settlement and defense costs) being filed against the Company and associated settlement costs have stabilized. Second, there have been generally favorable developments in the trend of case law which has been a contributing factor in stabilizing the asbestos claims activity and related settlement costs. Third, there have been significant actions taken by certain state legislatures and courts that have reduced the number and types of claims that can proceed to trial, which has been a significant factor in stabilizing the asbestos claims activity. Fourth, recent court decisions in certain jurisdictions have provided additional clarity regarding the nature of claims that may proceed to trial in those jurisdictions and greater predictability regarding future claim activity. Fifth, the Company has coverage-in-place agreements with almost all of its excess insurers, which enables the Company to project a stable relationship between settlement and defense costs paid by the Company and reimbursements from its insurers. Sixth, annual settlements with respect to groups of cases with certain plaintiff firms have helped to stabilize indemnity payments and defense costs. Taking these factors into account, the Company believes that it can reasonably estimate the asbestos liability for pending claims and future claims to be filed through 2059.
Management has made its best estimate of the costs through 2059 based on the analysis by HR&A completed in January 2017. Through March 31, 2017, the Company’s actual experience during the updated reference period for mesothelioma claims filed and dismissed generally approximated the assumptions in the Company’s liability estimate. In addition to this claims experience, the Company considered additional quantitative and qualitative factors such as the nature of the aging of pending claims, significant appellate rulings and legislative developments, and their respective effects on expected future settlement values. Based on this evaluation, the Company determined that no change in the estimate was warranted for the period ended March 31, 2017.
A liability of $696 million was recorded as of December 31, 2016 to cover the estimated cost of asbestos claims now pending or subsequently asserted through 2059, of which approximately 80% is attributable to settlement and defense costs for future claims projected to be filed through 2059. The liability is reduced when cash payments are made in respect of settled claims and defense costs. The liability was $674 million as of March 31, 2017. It is not possible to forecast when cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for a number of years past 2059, due to the significant proportion of future claims included in the estimated asbestos liability and the lag time between the date a claim is filed and when it is resolved. None of these estimated costs have been discounted to present value due to the inability to reliably forecast the timing of payments. The current portion of the total estimated liability at March 31, 2017 was $71 million and represents the Company’s best estimate of total asbestos costs expected to be paid during the twelve-month period. Such amount is based upon the HR&A model together with the Company’s prior year payment experience for both settlement and defense costs.

Insurance Coverage and Receivables. Prior to 2005, a significant portion of the Company’s settlement and defense costs were paid by its primary insurers. With the exhaustion of that primary coverage, the Company began negotiations with its excess insurers to reimburse the Company for a portion of its settlement and/or defense costs as incurred. To date, the Company has entered into agreements providing for such reimbursements, known as “coverage-in-place”, with eleven of its excess insurer groups. Under such coverage-in-place agreements, an insurer’s policies remain in force and the insurer undertakes to provide coverage for the Company’s present and future asbestos claims on specified terms and conditions that address, among other things, the share of asbestos claims costs to be paid by the insurer, payment terms, claims handling procedures and the expiration of the insurer’s obligations. Similarly, under a variant of coverage-in-place, the Company has entered into an agreement with a group of insurers confirming the aggregate amount of available coverage under the subject policies and setting forth a schedule for future reimbursement payments to the Company based on aggregate indemnity and defense payments made. In addition, with ten of its excess insurer groups, the Company entered into agreements settling all asbestos and other coverage obligations for an agreed sum, totaling $82.5 million in aggregate. Reimbursements from insurers for past and ongoing settlement and defense costs allocable to their policies have been made in accordance with these coverage-in-place and other agreements. All of these agreements include provisions for mutual releases, indemnification of the insurer and, for coverage-in-place, claims handling procedures. With the agreements referenced above, the Company has concluded settlements with all but one of its solvent excess insurers whose policies are expected to respond to the aggregate costs included in the liability estimate. That insurer, which issued a single applicable policy, has been paying the shares of defense and indemnity costs the Company has allocated to it, subject to a reservation of rights. There are no pending legal proceedings between the Company and any insurer contesting the Company’s asbestos claims under its insurance policies.
In conjunction with developing the aggregate liability estimate referenced above, the Company also developed an estimate of probable insurance recoveries for its asbestos liabilities. In developing this estimate, the Company considered its coverage-in-place and other settlement agreements described above, as well as a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition, the timing and amount of reimbursements will vary because the Company’s insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage. In addition to consulting with legal counsel on these insurance matters, the Company retained insurance consultants to assist management in the estimation of probable insurance recoveries based upon the aggregate liability estimate described above and assuming the continued viability of all solvent insurance carriers. Based upon the analysis of policy terms and other factors noted above by the Company’s legal counsel, and incorporating risk mitigation judgments by the Company where policy terms or other factors were not certain, the Company’s insurance consultants compiled a model indicating how the Company’s historical insurance policies would respond to varying levels of asbestos settlement and defense costs and the allocation of such costs between such insurers and the Company. Using the estimated liability as of December 31, 2016 (for claims filed or expected to be filed through 2059), the insurance consultant’s model forecasted that approximately 21% of the liability would be reimbursed by the Company’s insurers. While there are overall limits on the aggregate amount of insurance available to the Company with respect to asbestos claims, those overall limits were not reached by the total estimated liability currently recorded by the Company, and such overall limits did not influence the Company in its determination of the asset amount to record. The proportion of the asbestos liability that is allocated to certain insurance coverage years, however, exceeds the limits of available insurance in those years. The Company allocates to itself the amount of the asbestos liability (for claims filed or expected to be filed through 2059) that is in excess of available insurance coverage allocated to such years. An asset of $143 million was recorded as of December 31, 2016 representing the probable insurance reimbursement for such claims expected through 2059. The asset is reduced as reimbursements and other payments from insurers are received. The asset was $136 million as of March 31, 2017.
The Company reviews the aforementioned estimated reimbursement rate with its insurance consultants on a periodic basis in order to confirm its overall consistency with the Company’s established reserves. The reviews encompass consideration of the performance of the insurers under coverage-in-place agreements and the effect of any additional lump-sum payments under other insurer agreements. Actual insurance reimbursements vary from period to period, and will decline over time, for the reasons cited above.
Uncertainties. Estimation of the Company’s ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims and the manner of their resolution. The Company cautions that its estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on past experience that may not prove reliable as predictors; the assumptions are interdependent and no single factor predominates in determining the liability estimate. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or a significant upward or downward trend in the costs of defending claims, could change the estimated liability, as would substantial adverse verdicts at trial that withstand appeal. A legislative solution, structured settlement transaction, or significant change in relevant case law could also change the estimated liability.
The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance reimbursements, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method by which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition, due to the uncertainties inherent in litigation matters, no assurances can be given regarding the outcome of any litigation, if necessary, to enforce the Company’s rights under its insurance policies or settlement agreements.
Many uncertainties exist surrounding asbestos litigation, and the Company will continue to evaluate its estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions and process used to derive these amounts. These uncertainties may result in the Company incurring future charges or increases to income to adjust the carrying value of recorded liabilities and assets, particularly if the number of claims and settlement and defense costs change significantly, or if there are significant developments in the trend of case law or court procedures, or if legislation or another alternative solution is implemented. Although the resolution of these claims will likely take many years, the effect on the results of operations, financial position and cash flow in any given period from a revision to these estimates could be material.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibits

3.1	Amended and Restated Certificate of Incorporation of Crane Co.

3.2.1	By-laws of Crane Co., as amended.

3.2.2	By-laws of Crane Co., as amended (marked to show changes from the By-laws of Crane Co., as amended effective as of January 27, 2014).

99.1	Earnings Press Release dated April 24, 2017 and Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2017.

99.2	Press Release dated April 24, 2017, issued by Crane Co.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

April 24, 2017

	By:	/s/ Richard A. Maue
Richard A. Maue
Vice President - Finance
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Crane Co.

3.2.1	By-laws of Crane Co., as amended.

3.2.2	By-laws of Crane Co., as amended (marked to show changes from the By-laws of Crane Co., as amended effective as of January 27, 2014).

99.1	Earnings Press Release dated April 24, 2017 and Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2017.

99.2	Press Release dated April 24, 2017, issued by Crane Co.